Exhibit 10.72

Description of Sarbanes-Oxley Bonus Program

On August 10, 2005, the Audit and Compensation Committees of our board of directors approved a bonus program for certain of our accounting, finance and other personnel in recognition of their contributions to our efforts to comply with the Sarbanes-Oxley Act of 2002. Under the original terms of the bonus program, eligible employees could receive cash bonuses on the completion of the following milestones:

(1)	the filing of our amended annual report on Form 10-K/A for the year ended December 31, 2004, including management’s report on internal control over financial reporting (the “2004 10-K/A”), on or before September 30, 2005;

(2)	the filing of our 2004 10-K/A at any time; and

(3)	the filing of our annual report on Form 10-K for the year ending December 31, 2005, including management’s report on internal control over financial reporting (the “2005 10-K”); provided that management identifies no material weaknesses in its 2005 assessment of our internal control over financial reporting.

On October 14, 2005, in conjunction with the filing of our 2004 10-K/A, the Audit and Compensation Committees amended the program to provide that the Company would pay the bonus amounts originally associated with the first milestone to each eligible employee at the time of and in conjunction with the filing of our 2005 10-K; provided that the employee is still employed by us at that time.

Devasis Ghose, our chief financial officer, is the only executive officer eligible to receive a cash bonus under the program. Under this program, Mr. Ghose received a cash bonus of $40,000 in October 2005 in connection with the filing of our 2004 10-K/A and is eligible to receive additional cash bonuses of up to $40,000 in connection with the filing of our 2005 10-K and up to an additional $110,000 if management identifies no material weaknesses in its 2005 assessment of our internal control over financial reporting.